EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share, of Winc, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of:

01/13/2023

Cool Japan Fund Inc.

By: /s/ Kenichi Kawasaki
Name: Kenichi Kawasaki
Title: President, CEO and COO

CJF Palate Holdings LLC

By: /s/ Kazushi Sano
Name: Kazushi Sano
Title: Manager

Sake Ventures LLC

By: /s/ Akihiro Ishii
Name: Akihiro Ishii
Title: Manager

Rice Wine Ventures LLC

By: /s/ Kazushi Sano
Name: Kazushi Sano
Title: Manager